Exhibit 4.4

GIGCAPITAL10 CORP.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

RIGHT AGREEMENT

THIS RIGHT AGREEMENT (this “Agreement”) is made as of [__], 2026 is by and between GigCapital10 Corp., a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Rights Agent”).

WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities (the “Public Units”) to D. Boral Capital LLC (the “Representative”), as representative of the several underwriters (the “Underwriters”), each such Public Unit comprised of one Class A ordinary share, par value $0.0001 per share (“Class A Ordinary Share”), of the Company, one right to receive one-tenth (1/10) of one Class A Ordinary Share (the “Rights”) upon the happening of an “Exchange Event” (defined herein), and in connection therewith, has determined to issue and deliver up to 25,300,000 Rights (including up to 3,300,000 Rights subject to the exercise of the underwriters’ over-allotment option) to investors in the Offering;

WHEREAS, the Company has filed a Registration Statement on Form S-1, File No. 333-[__], and the prospectus forming a part thereof (collectively, the “Registration Statement”), with the Securities and Exchange Commission, for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Units and each of the securities comprising the Units, and the shares of Class A Ordinary Shares underlying the Rights;

WHEREAS, the Company has entered into Subscription Agreements (the “Subscription Agreements”) with various investors (the “Investors”), pursuant to which such Investors have committed to purchase in the aggregate [__] units (the “Private Placement Units”), each such unit comprised of one Class A Ordinary Share and one Right, simultaneously with the closing of the Offering, and up to an aggregate of [__] additional Private Placement Units in connection with the exercise of the underwriter’s over-allotment option, if any, for a purchase price of $[__] per unit, and in connection therewith, has determined to issue and deliver up to [__] Rights (and up to an additional [__] Rights subject to the exercise of the underwriters’ over-allotment option) to the Investors;

WHEREAS, the Company has entered into Unit Purchase Agreements with each of GigAcquisitions10 Corp., a Cayman Islands exempted company (“Sponsor”), and certain other purchasers (collectively with the Sponsor, the “Private Placement Purchasers”), pursuant to which the Private Placement Purchasers have agreed to purchase an aggregate of [__] Private Placement Units (including if the underwriters’ over-allotment is exercised in full), for a purchase price of $[__] per unit, simultaneously with the closing of the Offering, and in connection therewith, has determined to issue and deliver [__] Rights (including if the underwriters’ over-allotment is exercised in full) to the Private Placement Purchasers;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended Business Combination (as defined below), the Sponsor or any of its affiliates, or certain of the Company’s executive officers, directors or director nominees, may loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 Private Placement Units at a price of $10.00 per unit;

WHEREAS, the Company desires the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of the Rights;

WHEREAS, the Company desires to provide for the form and provisions of the Rights, the terms upon which they shall be issued, and the respective rights, limitation of rights, and immunities of the Company, the Rights Agent, and the holders of the Rights; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Rights, when executed on behalf of the Company and countersigned by or on behalf of the Rights Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company for the Rights, and the Rights Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Rights.

2.1 Form of Right. Each Right shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer of the Company and the Secretary of the Company, who may be the same person, and shall bear a facsimile of the Company’s seal, if any. In the event the person whose facsimile signature has been placed upon any Right shall have ceased to serve in the capacity in which such person signed the Right before such Right is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2 Effect of Countersignature. Unless and until countersigned by the Rights Agent pursuant to this Agreement, a Right shall be invalid and of no effect and may not be exchanged for shares of Class A Ordinary Shares.

2.3 Registration.

2.3.1 Right Register. The Rights Agent shall maintain books (“Right Register”) for the registration of original issuance and the registration of transfer of the Rights. Upon the initial issuance of the Rights, the Rights Agent shall issue and register the Rights in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Rights Agent by the Company.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Right, the Company and the Rights Agent may deem and treat the person in whose name such Right shall be registered upon the Right Register (“registered holder”) as the absolute owner of such Right and of each Right represented thereby (notwithstanding any notation of ownership or other writing on the Right Certificate made by anyone other than the Company or the Rights Agent), for the purpose of the exchange thereof, and for all other purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

2.4 Detachability of Rights. The securities comprising the Public Units, including the Rights, will be separately transferable beginning on the 52nd day following the date of the Prospectus, unless the Representative informs the Company of its decision to allow separate earlier trading, subject to the Company having filed a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering including the proceeds received by the Company from the exercise of the over-allotment option, if the over-allotment option is exercised by the date thereof, and the Company issues a press release announcing when such separate trading shall begin.

3. Terms and Exchange of Rights.

3.1 Rights. Each Right shall entitle the holder thereof to receive one-tenth (1/10) of Class A Ordinary Share upon the happening of an Exchange Event (defined below). No additional consideration shall be paid by a holder of Rights in order to receive his, her or its shares of Class A Ordinary Shares upon an Exchange Event as the purchase price for such shares of Class A Ordinary Shares has been included in the purchase price for the Public Units and the Private Units, as applicable. In no event will the Company be required to net cash settle the Rights. The provisions of this Section 3.1 may not be modified, amended or deleted without the prior written consent of the Representative.

3.2 Exchange Event. An “Exchange Event” shall occur upon the Company’s consummation of an initial Business Combination (as defined in the Company’s Amended and Restated Memorandum and Articles of Association).

3.3 Exchange of Rights.

3.3.1 Issuance of Certificates. As soon as practicable upon the occurrence of an Exchange Event, the Company shall direct holders of the Rights to return their Rights Certificates to the Rights Agent. Upon receipt of a valid Rights Certificate, the Company shall issue to the registered holder of such Right(s) a certificate or certificates for the number of full shares of Class A Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it. Notwithstanding the foregoing, or any provision contained in this Agreement to the contrary, in no event will the Company be required to net cash settle the Rights. The Company shall not issue fractional shares upon exchange of Rights. At the time of an Exchange Event, the Company will either instruct the Rights Agent to round up to the nearest whole share of Class A Ordinary Shares or otherwise inform it how fractional shares will be addressed, in accordance with Cayman Islands law. Each holder of a Right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a Class A Ordinary Share underlying each right (without paying any additional consideration) upon consummation of the Exchange Event. Each holder of a Right will be required to indicate his, her or its election to convert the Rights into the underlying shares as well as to return the original certificates evidencing the Rights to the Company.

3.3.2 Valid Issuance. All shares of Class A Ordinary Shares issued upon an exchange of Rights in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.3 Date of Issuance. Each person in whose name any such certificate for shares of Class A Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date of the Exchange Event, irrespective of the date of delivery of such certificate.

3.3.4 Company Not Surviving Following Exchange Event. Upon an Exchange Event in which the Company does not continue as the publicly held reporting entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration the holders of the shares of Class A Ordinary Shares will receive in such transaction, for the number of shares such holder is entitled to pursuant to Section 3.3.1 above.

3.4 Duration of Rights. If an Exchange Event does not occur within the time period set forth in the Company’s Amended and Restated Memorandum of Articles of Association, as the same may be amended from time to time, the Rights shall expire and shall be worthless.

4. Transfer and Exchange of Rights.

4.1 Registration of Transfer. The Rights Agent shall register the transfer, from time to time, of any outstanding Right upon the Right Register, upon surrender of such Right for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Right representing an equal aggregate number of Rights shall be issued and the old Right shall be cancelled by the Rights Agent. The Rights so cancelled shall be delivered by the Rights Agent to the Company from time to time upon request.

4.2 Procedure for Surrender of Rights. Rights may be surrendered to the Rights Agent, together with a written request for exchange or transfer, and thereupon the Rights Agent shall issue in exchange therefor one or more new Rights as requested by the registered holder of the Rights so surrendered, representing an equal aggregate number of Rights; provided, however, that in the event that a Right surrendered for transfer bears a restrictive legend, the Rights Agent shall not cancel such Right and issue new Rights in exchange therefor until the Rights Agent has received an opinion of counsel for the Company, which may be its internal legal counsel, stating that such transfer may be made and indicating whether the new Rights must also bear a restrictive legend.

4.3 Fractional Rights. The Rights Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Right Certificate for a fraction of a Right.

4.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Rights.

4.5 Right Execution and Countersignature. The Rights Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Rights required to be issued pursuant to the provisions of this Section 4, and the Company, whenever required by the Rights Agent, will supply the Rights Agent with Rights duly executed on behalf of the Company for such purpose.

5. Other Provisions Relating to Rights of Holders of Rights.

5.1 No Rights as Shareholder. Until exchange of a Right for shares of Class A Ordinary Shares as provided for herein, a Right does not entitle the registered holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

5.2 Lost, Stolen, Mutilated, or Destroyed Rights. If any Right is lost, stolen, mutilated, or destroyed, the Company and the Rights Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Right, include the surrender thereof), issue a new Right of like denomination, tenor, and date as the Right so lost, stolen, mutilated, or destroyed. Any such new Right shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Right shall be at any time enforceable by anyone.

5.3 Reservation of Class A Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Class A Ordinary Shares that will be sufficient to permit the exchange of all outstanding Rights issued pursuant to this Agreement.

6. Concerning the Rights Agent and Other Matters.

6.1 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Rights Agent in respect of the issuance or delivery of shares of Class A Ordinary Shares upon the exchange of Rights, but the Company shall not be obligated to pay any transfer taxes in respect of the Rights or such shares.

6.2 Resignation, Consolidation, or Merger of Rights Agent.

6.2.1 Appointment of Successor Rights Agent. The Rights Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Rights Agent becomes vacant by resignation or in capacity to act or otherwise, the Company shall appoint in writing a successor Rights Agent in place of the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or in capacity by the Rights Agent or by the holder of the Right (who shall, with such notice, submit his, her or its Right for inspection by the Company), then the holder of any Right may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Rights Agent at the Company’s cost. Any successor Rights Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Rights Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Rights Agent with like effect as if originally named as Rights Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Rights Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Rights Agent all the authority, powers, and rights of such predecessor Rights Agent hereunder; and upon request of any successor Rights Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Rights Agent all such authority, powers, rights, immunities, duties, and obligations.

6.2.2 Notice of Successor Rights Agent. In the event a successor Rights Agent shall be appointed, the Company shall give notice thereof to the predecessor Rights Agent and the transfer agent for the Class A Ordinary Shares not later than the effective date of any such appointment.

6.2.3 Merger or Consolidation of Rights Agent. Any corporation into which the Rights Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party shall be the successor Rights Agent under this Agreement without any further act.

6.3 Fees and Expenses of Rights Agent.

6.3.1 Remuneration. The Company agrees to pay the Rights Agent reasonable remuneration for its services as such Rights Agent hereunder and will reimburse the Rights Agent promptly upon demand for all expenditures that the Rights Agent may reasonably incur in the execution of its duties hereunder.

6.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Rights Agent for the carrying out or performing of the provisions of this Agreement.

6.4 Liability of Rights Agent.

6.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer and delivered to the Rights Agent. The Rights Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

6.4.2 Indemnity. The Rights Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. Subject to Section 6.6 below, the Company agrees to indemnify the Rights Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Rights Agent in the execution of this Agreement except as a result of the Rights Agent’s gross negligence, willful misconduct, or bad faith.

6.4.3 Exclusions. The Rights Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Right (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Class A Ordinary Shares to be issued pursuant to this Agreement or any Right or as to whether any Class A Ordinary Shares will when issued be valid and fully paid and nonassessable.

6.5 Acceptance of Agency. The Rights Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth.

6.6 Trust Waiver. Notwithstanding anything to the contrary herein, the Rights Agent hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution from the trust account in which the proceeds of the Offering will be deposited (the “Trust Account”) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

7. Miscellaneous Provisions.

7.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

7.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Rights Agent), as follows:

GigCapital10 Corp.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attn: Dr. Avi S. Katz

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Right or by the Company to or on the Rights Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Rights Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street Plaza, 30th Floor

New York, NY 10004

Attention: Compliance Department

7.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Rights shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 7.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

7.4 Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Rights and, for the purposes of Sections 3.1, 7.4 and 7.8 hereof; the Representative, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Representative shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 3.1, 7.4 and 7.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Representative with respect to the Sections 3.1, 7.4 and 7.8 hereof) and their successors and assigns and of the registered holders of the Rights. The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of the Representative.

7.5 Examination of the Right Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Rights Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Right. The Rights Agent may require any such holder to submit his, her or its Right for inspection by it.

7.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.7 Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

7.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments shall require the written consent or vote of the registered holders of 51% of the then outstanding Rights. The provisions of this Section 7.8 may not be modified, amended or deleted without the prior written consent of the Representative.

7.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GIGCAPITAL10 CORP.

By
Name: Dr. Avi S. Katz
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By
Name: Title:

Signature page to Rights Agreement

EXHIBIT A

RIGHT CERTIFICATE